Exhibit 99.2

EPI Health, LLC
Interim Financial Statements
For the Three Months Ended December 31, 2021 and 2020

Independent Accountant’s Review Report

To the Member
of EPI Health, LLC

Report on the Financial Statements

We have reviewed the accompanying financial statements of EPI Health, LLC, (the “Company”) which comprise the balance sheets as of December 31, 2021 and 2020, the related statements of operations, changes in member’s equity and cash flows for the three months ended December 31, 2021 and 2020, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management's financial data and making inquiries of management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America. This includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of EPI Health, LLC and to meet our ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Accountant’s Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Charleston, South Carolina
March 3, 2022

EPI Health, LLC
Balance Sheets
As of December 31, 2021 and 2020

	2021	2020
Assets

Current assets
Accounts receivable, net	$9,604,212	$14,173,269
Inventories, net	1,296,520	2,051,919
Prepaid expenses and deposits	4,157,880	4,707,703
Total current assets	15,058,612	20,932,891

Non-current assets
Property and equipment, net	99,871	139,199
Intangible assets, net	39,004,040	44,420,175
Total non-current assets	39,103,911	44,559,374
Total assets	$54,162,523	$65,492,265

Liabilities and Member's Equity

Current liabilities
Accounts payable	$526,058	$1,015,363
Reserves for sales returns, rebates and discounts	21,302,808	16,173,017
Accrued royalties	915,756	1,804,564
Accrued expenses	2,029,655	3,148,988
Total current liabilities	24,774,277	22,141,932

Non-current liabilities
Other liabilities	255,708	36,041
Total liabilities	25,029,985	22,177,973

Member's equity	29,132,538	43,314,292
Total liabilities and members' equity	$54,162,523	$65,492,265

See Notes to Financial Statements

EPI Health, LLC
Statements of Operations
For the three months ended December 31, 2021 and 2020

	2021	2020
Revenues
Net product sales	$3,747,215	$4,186,308
Collaboration revenue	462,448	2,700,247
Total operating revenue	4,209,663	6,886,555

Cost of goods sold	2,008,528	2,794,069
Gross profit	2,201,135	4,092,486

Operating expenses
Operating expenses	583,827	410,097
Selling expenses	2,393,551	2,536,568
General and administrative expense	7,314,421	3,257,032
Total operating expenses	10,291,799	6,203,697
Loss from operations	(8,090,664)	(2,111,211)

Other expense
Management fees	(83,688)	(83,688)
Total other expense	(83,688)	(83,688)
Net loss	$(8,174,352)	$(2,194,899)

See Notes to Financial Statements

EPI Health, LLC
Statements of Changes in Member's Equity
For the three months ended December 31, 2021 and 2020

	Member's Capital	Retained Deficit	Total Member's Equity
Balance, October 1, 2020	$71,966,369	$(28,632,689)	$43,333,680
Member contributions, net	2,175,511	—	2,175,511
Net loss	—	(2,194,899)	(2,194,899)
Balance, December 31, 2020	74,141,880	(30,827,588)	43,314,292

Balance, October 1, 2021	80,616,078	(41,193,613)	39,422,465
Member distributions, net	(2,115,575)	—	(2,115,575)
Net loss	—	(8,174,352)	(8,174,352)
Balance, December 31, 2021	$78,500,503	$(49,367,965)	$29,132,538

See Notes to Financial Statements

EPI Health, LLC
Statements of Cash Flows
For the three months ended December 31, 2021 and 2020

	2021	2020
Operating activities
Net loss	$(8,174,352)	$(2,194,899)
Adjustments to reconcile net loss to net cash
used for operating activities:
Change in allowance for doubtful accounts	—	(50,000)
Change in inventory reserve	825,726	(20,630)
Depreciation and amortization	1,359,886	1,366,707
Write‐off & assignment of collaboration arrangement receivable	4,904,524	—
Changes in operating assets and liabilities:
Accounts receivable, net	639,665	(3,768,259)
Inventories, net	(161,322)	672,744
Prepaid expenses and other current assets	582,366	311,206
Collaboration arrangement receivable	(2,763,580)	—
Accounts payable	(2,376,670)	(2,258,626)
Reserves for sales returns, rebates and discounts	3,795,507	3,667,087
Accrued royalties	(994,558)	963,346
Accrued expenses and other liabilities	478,383	(864,187)
Net cash used for operating activities	(1,884,425)	(2,175,511)

Financing activities
Member contributions and distributions, net	1,884,425	2,175,511
Net cash provided by financing activities	1,884,425	2,175,511
Net change in cash and cash equivalents	—	—

Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	$—

Noncash investing and financing activities:
Assignment of collaboration arrangement receivable to Evening Post Group, LLC recorded as member distribution (Note 4)	$4,000,000	$—

See Notes to Financial Statements

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
Note 1. Summary of Significant Accounting Policies

Nature of business:

EPI Health, LLC (the “Company”) is a pharmaceutical distributor based out of Charleston, South Carolina. The Company provides medications to the dermatology community and the patients they serve.

During the three months ended December 31, 2020, the Company was a wholly owned subsidiary of the EPI Group, LLC. As of October 1, 2021, EPI Group, LLC completed an IRS section 355 spin off to create three separate companies. Evening Post Group, LLC was one of the new companies created by the spin off. As part of the section 355 spin off 100% of the ownership of EPI Health, LLC was transferred to Evening Post Group, LLC. EPI Group, LLC was then dissolved in the process.

Collectively, EPI Group, LLC and Evening Post Group, LLC are herein referred to as the “Parent” within these financial statements.

Basis of presentation:

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and are unaudited. The Company’s unaudited financial statements have been prepared on the same basis as the Company’s audited financial statements as of and for the years ended September 20, 2021 and 2020 and should be read in conjunction with such financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position as of December 31, 2021 and results of operations and cash flows for the three months ended December 31, 2021 and 2020 have been made. The Company’s results of operations for the three months ended December 31, 2021 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2022.

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates in the near term.

The most significant estimates within the financial statements relate to the estimated fair value of intangibles and reserve allowances for doubtful receivables, inventory obsolescence, sales returns, rebates and discounts.

Reserves for returns, rebates and discounts are based on historical return, rebate and discount levels as well as management’s assessment of anticipated returns, rebates and discount levels. Such estimates can be impacted by changes in health plan formularies, consumer preferences, etc. and such estimates are subject to significant estimation uncertainty.

Cash and liquidity:

The Company itself does not maintain its own cash accounts. All cash receipts and cash payments are deposited and paid out of the Parent’s cash accounts. The net amount of receipts and payments recognized during the period is recorded as member contributions/distributions, net in the statements of changes in member’s equity.

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
The Company relies on support from the Parent to help fund operations and meet financial obligations. The Parent intends to continue to provide financial support sufficient for the Company to meet its financial obligations and has asserted that it has access to capital sufficient to meet the Company’s financial obligations as needed.

Accounts receivable, net:

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond the agreed-upon due date. The allowance for doubtful accounts is based on management's estimate of the collectability of specific receivables, through the evaluation of individual customer receivables with consideration of their financial condition, and the current economic condition. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of receivables previously written off are recorded when received. The allowance for doubtful accounts was approximately $282,000 and $339,000 at December 31, 2021 and 2020, respectively. The Company does not charge interest on accounts receivable.

Prepaid expenses and deposits:

Prepaid expenses consist principally of deposits on future inventory purchases, sample inventory for sales representatives, and prepaid Food and Drug Administration program fees.

Inventories, net:

Inventories, consisting of for-sale pharmaceuticals, are measured using the first-in, first out-method and are valued at the lower of cost or net realizable value. Net realizable value represents the estimated selling price for inventories less all estimated costs to sell. A provision for potentially obsolete inventory is made based on management's analysis of potentially obsolete or overvalued items. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory and make judgements regarding future product sales. The reserve for slow-moving and obsolete inventory as well as product expiration was approximately $1,566,000 and $271,000 as of December 31, 2021 and 2020, respectively.

Property and equipment:

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed.

Intangible assets:

Intangible assets represent identifiable intangible assets including pharmaceutical product licenses and patents. Amortization for pharmaceutical products licenses is computed using the straight-line method based on the lesser of the term of the agreement or the useful life of the license. Amortization for pharmaceutical patents is computed using the straight-line method based on the useful life of the patent.

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
Intangible assets are reviewed for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. If in the event impairment indicators are present or if other circumstances indicate that an impairment might exist, management compares the future undiscounted cash flows directly associated with the asset or asset group to the carrying amount of the asset group being determined for impairment. If those estimated cash flows are less than the carrying amount of the asset group, an impairment loss is recognized. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Considerable judgment is necessary to estimate the fair value of these assets; accordingly, actual results may vary significantly from such estimates.
Shipping Costs:

Shipping costs related to sales of the pharmaceuticals are expensed and included in cost of sales. Shipping costs related to pharmaceutical purchases are immaterial to the financial statements.

Advertising costs:

Promotion, marketing, and advertising costs are expensed as incurred. Promotion, marketing and advertising costs for the three months ended December 31, 2021 and 2020 were approximately $65,000 and $94,000, respectively, and are included in selling costs in the statements of operations.

Revenue recognition:

Net product sales: Net product sales encompass revenue recognized resulting from transferring control over products to the customer, excluding amounts collected on behalf of other third parties and sales taxes. The amount of revenue recognized is the amount allocated to the satisfied performance obligation taking into account variable consideration. The estimated amount of variable consideration is included in the transaction price only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Product sales are recognized at a point in time when product is delivered, and legal transfer of title has occurred. For product sales for which the Company owns rights to the products, the Company records an adjustment, or decrease, to revenue for estimated chargebacks, rebates, coupons, discounts and returns. A liability is recognized for expected sales returns, rebates, coupons, trade and cash discounts, chargebacks or other reimbursements to customers in relation to sales made until the end of the reporting period. Payment terms can differ from contract to contract, but no element of financing is deemed present. Therefore, the transaction price is not adjusted for the effects of a significant financing component. A receivable is recognized as soon as control over the products is transferred to the customer as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due.

Variable consideration relates to sales returns, rebates, coupons, trade and cash discounts, chargebacks granted to various direct and indirect customers. The Company recognizes provisions at the time of sale and adjusts them if the actual amounts differ from the estimated provisions. The following describes the nature of each deduction and how provisions are estimated:

Chargebacks – The Company has arrangements with various third-party wholesalers which require the Company to issue a credit (referred to as a “chargeback”) to the wholesaler for the difference between the invoice price to the wholesaler and the customer’s contract price. Provisions for chargebacks involve estimates of the contract prices and multiple contracts with multiple wholesalers. The provision for chargebacks varies in relation to changes in product mix, pricing and the level of inventory at the wholesalers and, therefore, will not necessarily only fluctuate in

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
proportion to an increase or decrease in sales. Provisions for estimating chargebacks are calculated using historical chargeback experience and/or expected chargeback levels for new products and anticipated pricing changes. Chargeback provisions are compared to externally obtained distribution channel reports for reasonableness. The Company regularly monitors the provision for chargebacks and makes adjustments when the Company believes that actual chargebacks may differ from estimated provisions.

Rebates – Rebates include managed care services, fee for service and Medicaid rebate programs.
Rebates are primarily related to volume incentives and are offered to key customers to promote loyalty. Customers receive rebates upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period. Since rebates are contractually agreed upon, provisions are estimated based on the specific terms in each agreement based on historical trends and expected sales.

Returns – Returns primarily relate to customer returns of expired products which, the customer has the right to return up to one year following the expiration date. Such returned products are destroyed and credits and/or refunds are issued to the customer for the value of the returns.
Accordingly, no returned assets are recorded in connection with those products. The returns provision is estimated by applying a historical return rate to the amounts of revenue estimated to be subject to returns. Revenue subject to returns is estimated based on the lag time from time of sale to date of return. The estimated lag time is developed by analyzing historical experience.
Additionally, the Company considers specific factors, such as levels of inventory in the distribution channel, product dating and expiration, size and maturity of launch, entrance of new competitors, changes in formularies or packaging and any changes to customer terms, for determining the overall expected levels of returns.

Prompt pay discounts – Prompt pay discounts are offered to most customers to encourage timely payment. Discounts are estimated at the time of invoice based on historical discounts in relation to sales. Prompt pay discounts are almost always utilized by customers. As a result, the actual discounts do not vary significantly from the estimated amount.

Coupons – The Company offers coupons to market participants in order to stimulate product sales.
The redemption cost of consumer coupons is based on historical redemption experience by product and value.

The following table provides information to reconcile to net sales on the statements of operations:

	2021	2020
Gross product sales	$20,680,452	$21,282,530
Chargebacks, rebates, returns, prompt pay discounts, etc.	(16,933,237)	(17,096,222)
	$3,747,215	$4,186,308

Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling costs are accounted for as a fulfillment cost and are recorded as cost of revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than a year.

Collaboration revenue: The Company enters into various types of collaborative arrangements to develop and commercialize products. The Company’s collaborative activities may include licensing, marketing, selling and distribution of the developed drugs. These arrangements often include milestone

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
as well as royalty or profit-share payments, contingent upon the occurrence of certain future events linked to the success of the asset in development, as well as expense reimbursements from or payments to the collaboration partner. Because of the risk that products in development will not receive regulatory approval, the Company does not recognize any contingent payments until after regulatory approval has been achieved.
Royalty revenue from licenses provided to the Company’s collaboration partners, which is based on sales to third-parties of licensed products and technology, is recorded when the third-party sale occurs and the performance obligation to which some or all of the royalty has been allocated has been satisfied. This royalty revenue is included in collaboration revenue in the accompanying statements of operations.

Operating expenses for costs incurred pursuant to these arrangements are reported in their respective expense line item, net of any reimbursements due from collaboration partners. Such contractually required reimbursements are recognized when amounts are known and determinable and are reported as collaboration arrangement receivables within the accompanying balance sheets.

Income taxes:

As a limited liability company, the Company’s taxable income or loss is allocated to the member in accordance with the operating agreement. Accordingly, the accompanying balance sheets do not reflect a provision or liability for federal or state income taxes.

Recently adopted accounting standards:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the new standard effective October 1, 2020, the first day of the Company’s fiscal year using the modified retrospective approach. The cumulative effect of adopting the new revenue standard was immaterial and no adjustment has been recorded to the opening balance of member’s equity.

Recently issued accounting standards:

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Subtopic 842). The ASU will require companies to recognize lease assets and lease liabilities on the balance sheet and disclose key information about the leasing arrangements. For private companies, this standard is effective for annual reporting periods beginning after December 15, 2021, and early adoption is permitted. Management is currently evaluating the impact of this standard on its financial position, results of operations, and cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Subsequent events:

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 3, 2022, the date the financial statements were available to be issued.

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
Note 2. Inventories, net

The major components of inventories, net are as follows as of December 31:

	2021	2020
Product available for sale	$2,862,001	$2,322,753
Reserve for obsolescence	(1,565,481)	(270,834)
	$1,296,520	$2,051,919

The reserve for obsolescence is generally an estimate of the amount of inventory held at year-end that is expected to expire in the future based on projected sales volume and product sell by dates.

Note 3. Intangible Assets, Net

Intangible assets consist of the following as of December 31:

	Estimated Useful Lives	2021	2020
Product licenses	2 - 10 years	$48,436,107	$48,436,107
Patents	10 years	5,192,640	5,192,640
		53,628,747	53,628,747
Less accumulated amortization		(14,624,707)	(9,208,572)
		$39,004,040	$44,420,175

Amortization expense for the three months ended December 31, 2021 and 2020 was approximately $1,357,000 and $1,350,000, respectively.

Amortization expense is expected to be as follows for the next five years ending December 31 and thereafter:

2022	$5,400,226
2023	5,400,226
2024	5,400,226
2025	5,400,226
2026	5,400,226
Thereafter	12,002,910
$39,004,040

Note 4. Collaboration Arrangement Receivable

On August 12, 2020, the Company entered into a Promotion and Collaboration Agreement with a partner in which the Company received from the partner the co-exclusive right to promote and commercialize WynzoraTM Cream in the United States. Under the arrangement, the Company retains a commercialization fee ranging from 8% to 15% of net sales of the product. The balances of net sales less the commercialization fee is payable to the partner (“Partner Share”). Additionally, under the arrangement, the Company is to be reimbursed for its incremental costs incurred in performing its

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
activities under the terms of the agreement. The payment of the Partner Share is reduced by the incremental costs incurred by the Company.

The term of the agreement originally continued until the earlier of the 7th anniversary of the first commercial sale of the product or June 2028, unless terminated sooner under the provisions of the contract. During the three months ended December 31, 2021, the Company, because of the proposed terms of a potential sale/merger agreement, began to renegotiate the terms of the contract with the partner and in connection with the negotiations, the Company agreed to assign its rights to receive payment of the outstanding receivables to Evening Post Group, LLC. In connection with this, the Company and the partner agreed to reduce the amount of the receivable that was then outstanding at December 31, 2021 to $4,000,000 due in two installments of $1,500,000 before December 31, 2023 and $2,500,000 before December 31, 2024. The partner has an early payment option, under the terms of the agreement, to pay $3,000,000 on or before December 31, 2022 as full settlement of the liability. All of the aforementioned payments would be due to Evening Post Group, LLC. During the three months ended December 31, 2021, in connection with this arrangement, the Company recorded a write-off of the receivable totaling $4,904,524 and a non-cash distribution to the member of $4,000,000 related to the assignment of the remaining receivable balance.

Note 5. Commitments and Contingencies

The Company’s acquired product licenses typically include arrangements in which the Company must pay a royalty to the licensor. Royalty rates range from 4.5% to 30% of net sales as defined in the various royalty and license agreements.

On February 21, 2020, the Company entered into an agreement with Vectans Pharma (“Vectans”) to purchase the patent and trademarks associated with the Sitavig Rx product. This amended transfer and license agreement was entered into with Vectans to allow the Company to develop, manufacture, and commercialize an over‐the‐counter (“OTC”) Sitavig Rx product. Under the Company’s agreement with Vectans, the Company is required to pay to Vectans various milestone and royalty payments in amounts ranging from 32% - 50% of the amounts paid by the OTC partner to the Company pursuant to the OTC License Agreement that the Company has with the OTC partner.

On August 20, 2018, the Company entered into an agreement to purchase the license to distribute Minolira. In connection with the agreement, the Company is required to make the following milestone payments to the Seller upon reaching cumulative net sales thresholds as defined in the agreement:

Cumulative Net Sales Threshold	Milestone Payment
$10,000,000	$1,000,000
$20,000,000	$1,000,000
Each additional $20,000,000	$1,500,000

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
On October 10, 2019, the Company entered into an agreement to purchase the license to distribute Rhofade. In connection with the agreement, the Company is required to make the following milestone payments to the Seller upon reaching the following net sales thresholds during any calendar year following the closing date, as defined in the agreement:

Calendar Year Net Sales Threshold	Milestone Payment
$50,000,000	$5,000,000
$75,000,000	$5,000,000
$100,000,000	$10,000,000

The Company has not recognized a liability for the Rhofade milestones based on current and historical sales figures and management’s estimates of future sales.

Note 6. Employee Benefit Plans

Employees of the Company are eligible to participate in a retirement savings plan sponsored by the Parent under Section 401(k) of the Internal Revenue Code. Matching contributions associated with eligible, participating employees of the Company for the three months ended December 31, 2021 and 2020 were $62,646 and $64,606, respectively.

Note 7. Concentrations

For the three months ended December 31, 2021, one customer accounted for 10% of gross revenues. This customer accounted for 18% of accounts receivable as of December 31, 2021. For the three months ended December 31, 2020, three customers accounted for 64% of gross revenues. These customers accounted for 73% of accounts receivable as of December 31, 2020.

Note 8. Risks and Uncertainties

The COVID‐19 pandemic has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. It is unknown the extent and duration to which COVID‐19 may spread, may have a destabilizing effect on financial and economic activity and may increasingly have the potential to negatively impact the Company’s and its customers’ costs, demand for the Company’s products and services, and the U.S. economy.

The Company has various pending legal actions and claims which have arisen through the ordinary course of business; however, the ultimate liabilities, if any, which might result from such legal actions and claims in excess of amounts covered by insurance are not expected to have any material adverse effect on the financial position or results of operations of the Company.

Note 9. Related Parties

The Company has a managed services arrangement with the Parent, in which the Parent provides various shared services for the Company. Management fees paid to the Parent were $83,688 for the three months ended December 31, 2021 and 2020. No amounts were due to the Parent under this arrangement as of December 31, 2021 and 2020.

EPI Health, LLC
Notes to Financial Statements
For the Three Months Ended December 31, 2021 and 2020
Note 10. Letter of Intent

On December 2, 2021, the Company received a letter of intent from a third party to acquire all of its outstanding equity interests of the Company. The Company is currently in negotiations with this third party.